Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into by and between Winning Performance and specifically Karen Rosolowski (collectively “WP”) and Innofone.com, Inc. (“Company”).

1.	Effective Date. This Agreement shall take effect October 31, 2005.

2.
Scope of Engagement. WP, through the special services of Karen Rosolowski, is engaged to provide services as Chief Financial Officer of Company, including establishing, overseeing and managing all accounting systems and processes, assisting with corporate filings as needed, supporting merger and acquisition activities, and other related projects as may be assigned by the Company.

3.	Contracted Staff: WP’s contractor assigned to this engagement is Karen Rosolowski whose services are considered unique by Company.

4.
Fees: Services of the WP(s) under this agreement will be billed on a weekly basis at the hourly rate of $90.00, plus any reasonable and customary pre-approved out-of-pocket expenses (i.e. mileage, hotel, etc. if applicable).

5.	Payment Terms: Company agrees to pay all billings within five (5) business days of receipt of WP’s weekly billing statement.

6.
Termination. Starting as of the Effective Date, WP will provide services, and will continue until either party informs the other of its desire to terminate this agreement. Either party may terminate this Agreement upon thirty (30) days written notice to the other party. If WP terminates this Agreement at any time, it shall execute any and all documents that may be required by any regulatory body or under Federal and/or state securities laws in connection with such termination or withdrawal by a Chief Financial Officer or responsible financial person of a publicly traded company, if any. When either party or the parties mutually terminate this Agreement, all unpaid charges assessed prior to termination by WP, if any, will immediately become due and payable.

7.	Trade Secrets/Confidentiality.

7.1	Disclosure.

(a)
WP agrees to disclose promptly in writing to the Company, or any person designated by the Company all work product, including but not limited to computer programs, processes, know-how and other copyrightable material, that is conceived, developed, made or reduced to practice by WP within the scope of the Project.

(b)
WP represents that his or her performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data of a third party and WP will not disclose to the Company, or induce the Company to use, any confidential or proprietary information belonging to third parties unless such use or disclosure is authorized in writing by such owners.

(c)
WP represents that any inventions or copyrighted works relating to the Company’s actual or anticipated business or research and development which WP has conceived, developed, made, or reduced to practice at the time of signing this Agreement, have been disclosed in writing to the Company pursuant to that certain Proprietary Rights and Inventions Agreement. These inventions and copyrighted works are not assigned to the Company. However, if WP uses such inventions and copyrighted works in the Project, WP grants to the Company a royalty-free, world, perpetual, irrevocable, non-exclusive license, with the right to sublicense, to reproduce, distribute, modify, publicly perform and publicly display such inventions and copyrighted works in the Company’s products based on the Project.

7.2
Confidential Information. WP agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which he knows or has reason to know is considered confidential by Company ("Confidential Information"). WP agrees to use the Confidential Information solely to perform the services hereunder. Confidential Information includes, but is not limited to, technical and business information relating to Company's inventions or products, research and development, manufacturing and engineering processes, and future business plans. WP's obliga-tions with respect to the Confidential Information also extend to any third party's propri-etary or confidential information disclosed to WP in the course of providing services to Company. This obligation shall not extend to any information which becomes generally known to the public without breach of this Agreement. This obligation shall survive the ter-mination of this Agreement.

7.3
No Conflict of Interest. WP agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with WP's obligations or the scope of services rendered for Company under this Agreement including but not limited to any work for other company’s working on the development technology products and/or services such as Company’s. Company does understand and agree that WP may maintain employment outside the scope of this Agreement with other parties.

7.4
Return of Company's Property. WP acknowledges that Company's sole and exclusive property includes all documents, such as drawings, manuals, notebooks, reports, sketches, records, computer programs, employee lists, customer lists and the like in his custody or possession, whether delivered to WP by Company or made by WP in the perfor-mance of services under this Agreement, relating to the business activities of Company or its customers or suppliers and containing any information or data whatsoever, whether or not Confidential Information. WP agrees to deliver promptly all of Company's property and all copies of WP’s property in WP's possession to Company at any time upon Company's request.

7.5	Work for Hire; Ownership of Work Product.

(a)
“Work Product” means the computer software, designs, discoveries, works of authorship, formulae, processes, manufacturing techniques, graphic design, interfaces, inventions, improvements and ideas solely or jointly conceived, developed or reduced to practice by WP during the Agreement and under the Agreement only. The Company and the WP understand, acknowledge and agree that all of WP’s work product shall be deemed “work for hire” within the meaning of the U.S. Copyright Laws and that the Company shall be deemed the Author thereof and Owner of all rights therein and thereto, including without limitation the copyright thereof and all derivative works thereto throughout the world in all media in perpetuity.

(b)
To the extent any of WP’s work product is not deemed “work for hire”, WP hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors and assigns, all rights, title and interest worldwide in and to the Work Product and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known.

(c)
In the event WP has any rights in and to the Work Product that cannot be assigned to the Company, WP hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing against the Company, its distributors and customers, whether now known or hereafter to become known and agrees, at the request and expense of the Company and its respective successors and assigns, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights.

(d)
In the event WP has any rights in and to the Work Product that cannot be assigned to the Company and cannot be waived, WP hereby grants to Company, and its respective successors and assigns, an exclusive, worldwide, royalty-free license during the term of the rights to reproduce, distribute, modify, publicly perform and publicly display, with the right to sublicense and assign such rights in and to the Work Product including, without limitation the right to use in any way whatsoever that Work Product. WP retains no rights to use the Work Product and agrees not to challenge the validity of the ownership by the Company in the Work Product.

(e)
WP agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit patents, copyrights, and other property rights covering the Work Product in any and all countries. WP agrees to execute, when requested, patent, copyright, or similar applications and assignments to the Company, and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement. WP further agrees that the obligations and undertaking stated in this Section 5.5 (E) will continue beyond the termination of WP’s service to the Company.

(f)
In the event that the Company is unable for any reason whatsoever to secure WP’s signature to any lawful and necessary document required to apply for or execute any patent, copyright, or other applications with respect to any Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), WP hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agents and attorneys-in-fact to act for and in his or her behalf and instead of WP, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights therein with the same legal force and effect as if executed by WP.

8.
Disclaimer of Guarantee. Nothing in the Agreement and nothing in WP’s statements to Company will be construed as a promise or guarantee about the success of Company’s engagements or projects. WP’s statements and advice are expressions of opinion only.

9.
Disputes, Jurisdiction, Venue. In the event any dispute arises from this Agreement, such matter will be resolved, through arbitration or otherwise, in Los Angeles County, California. The laws of the state of California shall control this Agreement and the parties waive the right to establish a different choice of law, jurisdiction or venue. In the event of a dispute, the prevailing party shall be entitled to payment of reasonable attorney’s fees and costs, including all costs incurred due to attempts to collect unpaid bills.

Winning Performance DBA

By: /s/ Karen C. Rosolowski
Karen C. Rosolowski

I have read and understand the foregoing terms and agree to them as of the date below.

INNOFONE.COM, Inc. (“Company”)

By: /s/ Alex Lightman
Alex Lightman

Title: CEO

Dated: October 31, 2005